Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into this Registration Statement on Form S-8 of our reports dated November 6, 2008, relating to the financial statements of The Greenbrier Companies, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008. We also consent to the reference to us under the heading “Experts” in the reoffer prospectus incorporated into such Registration Statement on Form S-8.
/s/ Deloitte & Touche LLP
Portland, Oregon
February 26, 2009